CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 20, 2010, relating to the financial statements and financial highlights which appears in the October 31, 2010 Annual Report of the Eagle Capital Appreciation Fund, the Eagle Growth & Income Fund, and six series of the Eagle Series Trust which are the Eagle International Equity Fund, the Eagle Investment Grade Bond Fund, the Eagle Large Cap Core Fund, the Eagle Mid Cap Growth Fund, the Eagle Mid Cap Stock Fund, the Eagle Small Cap Core Value Fund and the Eagle Small Cap Growth Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Certified Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida
October 14, 2011